Exhibit 99.7
------------


                            ASSET PURCHASE AGREEMENT

                                      among

                            ONWARD HEALTHCARE, INC.,

                           ATC STAFFING SERVICES, INC.

                                       and

                              ATC HEALTHCARE, INC.



                           Dated as of April 13, 2005

================================================================================

                                Table of Contents
                                                                            Page
                                                                            ----

ARTICLE I.    TRANSFERS........................................................1

  SECTION 1.01. Transfer of Assets.............................................1
  SECTION 1.02. Instruments of Conveyance and Transfer.........................3
  SECTION 1.03. Non-Assignable Contracts.......................................3
  SECTION 1.04. Non-Assumption of Liabilities..................................4

ARTICLE II.   CLOSING, PURCHASE PRICE, ETC.....................................4

  SECTION 2.01. Closing........................................................4
  SECTION 2.02. Purchase Price.................................................4
  SECTION 2.03. Payment of the Purchase Price..................................4
  SECTION 2.04. Allocation of Purchase Price...................................5
  SECTION 2.05. Purchase Price Adjustment......................................5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES...................................6

  SECTION 3.01. Representations and Warranties as to the Seller................6
  SECTION 3.02. Representations and Warranties of the Buyer...................16

ARTICLE IV.   COVENANTS.......................................................17

  SECTION 4.01. Covenants of the Seller and the Parent........................17
  SECTION 4.02. Confidentiality...............................................19
  SECTION 4.03. Expenses......................................................19
  SECTION 4.04. Post-Closing Cooperation......................................19
  SECTION 4.05. Agreement Not To Compete; Non-Solicitation....................20
  SECTION 4.06. Further Assurances............................................22
  SECTION 4.07. Names Following Closing.......................................23
  SECTION 4.08. Publicity.....................................................23
  SECTION 4.09. Healthcare Employees..........................................16
  SECTION 4.10. Master Contracts..............................................23
  SECTION 4.11. Preparation of Certain Financial Statements...................23
  SECTION 4.12. Certain Tax Matters...........................................23
  SECTION 4.13. Collection of Receivables.....................................24
  SECTION 4.14. Seller's Employees............................................24
  SECTION 4.15. Dissolution and Liquidation of the Seller.....................26
  SECTION 4.16. Exclusivity...................................................26

ARTICLE V.    CONDITIONS PRECEDENT............................................27

  SECTION 5.01. Conditions Precedent to Obligations of the Buyer..............27
  SECTION 5.02. Conditions Precedent to Obligations of the Seller.............30

ARTICLE VI.   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION....................30

  SECTION 6.01. Survival of Representations and Warranties....................30
  SECTION 6.02. Tax Indemnity.................................................31
  SECTION 6.03. General Indemnity.............................................31
  SECTION 6.04. Right of Setoff; Escrow.......................................32
  SECTION 6.05. Conditions of Indemnification.................................32
  SECTION 6.06. Limitations of Liability of Seller and Parent.................33
  SECTION 6.07. Limitations of Liability of Buyer.............................33
  SECTION 6.08. Remedies Cumulative...........................................34

ARTICLE VII.  TERMINATION.....................................................34

  SECTION 7.01. Termination...................................................34
  SECTION 7.02. Procedure and Effect of Termination...........................34

ARTICLE VIII. MISCELLANEOUS...................................................35

  SECTION 8.01. Specific Performance..........................................35
  SECTION 8.02. Bulk Transfer Laws............................................35
  SECTION 8.03. Expenses, Etc.................................................35
  SECTION 8.04. Execution in Counterparts.....................................35
  SECTION 8.05. Notices.......................................................35
  SECTION 8.06. Amendments and Waivers........................................36
  SECTION 8.07. Entire Agreement..............................................36
  SECTION 8.08. Applicable Law................................................36
  SECTION 8.09. Binding Effect; Benefits......................................37
  SECTION 8.10. Assignment....................................................37
  SECTION 8.11. Interpretation................................................37

                                    Schedules
                                    ---------

Schedule 1.01            Excluded Assets
Schedule 2.04            Purchase Price Allocation
Schedule 2.05(iii)   Special A/R Accounts
Schedule 3.01(e)     Seller's Financial Statements
Schedule 3.01(h)     Seller's Properties and Contracts
Schedule 3.01(i)     Liens on Seller's Property
Schedule 3.01(j)     Litigation
Schedule 3.01(l)     Software and Data
Schedule 3.01(n)     Sufficiency of Assets
Schedule 3.01(p)     Compliance with Laws and Contracts
Schedule 3.01(q)     Taxes
Schedule 3.01(r)     Employee Benefit Plans
Schedule 3.01(s)     Related Party Transactions
Schedule 3.01(t)     Governmental Authorizations and Regulations
Schedule 3.01(v)     Broker's and Finders' Fees
Schedule 3.01(w)     Seller's Creditors
Schedule 3.01(aa)        Seller's Employees
Schedule 3.02(c)     Effect of Agreements
Schedule 5.01(c)     Consents

                               Exhibits
                               --------
Exhibit A            Bill of Sale
Exhibit B            Escrow Agreement
Exhibit C            Accounts Receivable Procedures
Exhibit D            Joint Press Release
Exhibit E            Consent of New York City Health and Hospitals Corporation

                                 Index of Terms
                                 --------------
                                                                            Page
A/R Proceeds Amount............................................................5
Ancillary Documents............................................................3
Assets.........................................................................1
Assumed Liabilities............................................................4
Balance Sheet Date.............................................................7
Bill of Sale...................................................................3
Business.......................................................................1
Business Property Rights......................................................10
Buyer..........................................................................1
Buyer Deficit..................................................................6
Buyer Group...................................................................31
Closing........................................................................4
Closing Date...................................................................4
Code..........................................................................13
Combined Business..............................................................1
Confidential Information......................................................19
Contemplated Transactions.....................................................16
Contracts......................................................................2
Damages.......................................................................31
Defaulting Party..............................................................34
Employee Benefit Plans.........................................................3
ERISA.........................................................................13
Escrow Agreement...............................................................5
Expenses......................................................................35
GAAP...........................................................................7
Healthcare Employee...........................................................16
HHC...........................................................................28
Holdback.......................................................................5
Key Employee..................................................................27
Liens.........................................................................10
Line Manager..................................................................28
Measurement Date...............................................................5
Parent.........................................................................1
Per Diem Nurse/Allied Staffing................................................22
Permits.......................................................................14
Purchase Price.................................................................4
Related Party.................................................................14
Returns.......................................................................12
Seller.........................................................................1
Seller Deficit.................................................................6
Seller Financial Statements....................................................7
Seller Group..................................................................32
Special A/R Proceeds Amount....................................................5
Target A/R Amount..............................................................5

Taxes.........................................................................13
Taxing Authorities............................................................13
Termination Date..............................................................34
Territory.....................................................................22
Travel Nurse/Allied Staffing..................................................22

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of April 13, 2005, among ONWARD HEALTHCARE, INC., a Delaware corporation (the "Buyer"), ATC STAFFING SERVICES, INC., a Delaware corporation (the "Seller") and ATC HEALTHCARE, INC., a Delaware corporation (the "Parent").


                                    RECITALS

     A. The Seller conducts the business of staffing healthcare professionals for hospitals and other facilities (the "Business").

     B. In addition to providing similar services to those of the Business, the Buyer conducts the business of staffing physicians for hospitals and other healthcare facilities (collectively with the Business, the "Combined Business").

     C. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, substantially all the assets of the Business, and the parties desire that the Buyer assume none of the liabilities of the Seller except those liabilities explicitly assumed by the Buyer, all on the terms and subject to the conditions set forth in this Agreement.

     D. The Parent controls the Seller and desires to provide representations, warranties, covenants and indemnities as set forth in this Agreement.

     In consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

ITEM
TRANSFERS

     (b) Transfer of Assets. .2.1. On the terms and subject to the conditions hereinafter set forth, at the Closing (as hereinafter defined), the Seller shall sell, convey, transfer, assign and deliver to the Buyer and the Buyer shall purchase from the Seller, for the aggregate purchase price set forth in Article II hereof, all the then-existing assets and properties (of every kind, nature and description, tangible or intangible and wherever situated, whether or not carried on the books of the Seller) of the Seller, except those assets excluded pursuant to paragraph (b) below (said assets and properties so to be sold, conveyed, transferred, assigned and delivered being hereinafter collectively called the "Assets"), including, without limitation:

     (a) all tangible personal property, inventories, equipment, supplies, tools, fixtures, leaseholds, spare parts and supplies, wherever situated;
     (b) all accounts receivable of the Seller as of the Closing Date;
     (c) all intangible personal property of any kind or character, whether evidenced in writing or not, including but not limited to all receivables, deferred charges and prepaid expenses, bonds, claims, and causes of action (whether fixed or contingent);
     (d) all patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, URLs and URL registrations, the applications therefor and the licenses and franchises with respect thereto, together with the goodwill and the business appurtenant thereto; all trade secrets, technology (including technology with respect to which the Seller is a sublicensee, in such case only insofar as permitted under the applicable sublicense agreement), processes, inventions, designs, drawings, blueprints, specifications, patterns, royalties, privileges, permits and all other similar intangible personal property;

     (e) all technical materials and guidelines, brochures, sales literature, promotional material and other selling material;
     (f) all databases, customer lists, personnel lists, lead lists and any other data or information pertaining to the Assets or the Business in whatever form or medium ("Data");
     (g) all papers, documents, instruments, books and records, files, agreements, books of account and other records by which the Assets might be identified or enforced, or otherwise pertaining to the Assets or the Business that are located at the offices or other locations (including, without limitation, customer invoices, customer lists, vendor and supplier lists, drafts and other documents and materials relating to customer transactions);
     (h) the rights of the Seller under the contracts, understandings, agreements, licenses, leases, sales orders, purchase orders and other commitments, whether oral or written (collectively, "Contracts") set forth in
Schedule 3.01(h) of the Seller Disclosure Schedule;
     (i) all computer software programs, the source and object codes for such software programs (to the extent such programs were created in-house) and all documentation and training manuals related thereto; and
     (j) all other assets and rights of every kind and nature, real or personal, tangible or intangible, that are owned or claimed by the Seller and that are necessary to, or used by the Seller in connection with, the Business, whether or not such assets are reflected in the balance sheet and other financial statements of the Seller. Without limiting the generality of the foregoing, the Assets shall, except as set forth in paragraph (b) below, include all assets set forth on the February 28, 2005 balance sheet of the Seller in respect of the Business, and all such assets as may be acquired by the Seller in respect of the Business after said date and that would be included on a balance sheet prepared in like manner from such accounting records as of the Closing Date, except any such assets that may be or have been disposed of after said date in the ordinary course of business on a basis consistent with past practice.
     .2.2. Anything herein contained to the contrary notwithstanding, the following assets and properties of the Seller are specifically excluded from the Assets and shall be retained by the Seller:
     (a) all cash on hand of the Seller as of the Closing Date;
     (b) the rights of the Seller under any contracts, understandings, agreements, licenses, leases, sales orders, purchase orders and other commitments (A) not listed on Schedule 3.01(h) of the Seller Disclosure Schedule and (B) listed on Schedule 3.01(h) of the Seller Disclosure Schedule under the heading "Contracts Not to Be Assigned";
     (c) all rights and funds in connection with any "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA) and any profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, for the benefit of current or former employees of the Seller (collectively, the "Employee Benefit Plans");

     (d) the minute books, stock records and related company records of the Seller; and

     (e) all rights to refunds for Taxes (as defined herein) accrued prior to the Closing Date.

     (f) The items listed on Schedule 1.01 of the Seller Disclosure Schedule.
     (c) Instruments of Conveyance and Transfer. Subject to Section 1.03 below, on the Closing Date, the Seller shall execute and deliver to the Buyer (a) a bill of sale in the form of the Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit A (the "Bill of Sale") and (b) such other documents of transfer that the Buyer may reasonably request, transferring to the Buyer the properties and assets to be acquired by the Buyer under the terms of this Agreement (together with the Bill of Sale, collectively the "Ancillary Documents").

     (d) Non-Assignable Contracts. Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any Contract that is non-assignable without the consent of the other party or parties thereto unless such consent shall have been given or (ii) any contract or claim as to which all the remedies for the enforcement thereof enjoyed by the Seller would not pass to the Buyer as an incident of the assignments provided for by this Agreement. In order, however, that the full value of every Contract and claim of the character described in clauses (i) and (ii) above and all claims and demands on such Contracts may be realized, the Seller will use their commercially reasonable efforts to obtain written assignment and, failing that, shall for the period of one year commencing on the Closing Date, at the request and expense and under the direction of the Buyer, in the name of the Seller or otherwise as the Buyer shall specify and as shall be permitted by law, take all action and do or cause to be done all things (other than the maintenance of personnel) as shall in the opinion of the Buyer be reasonably necessary or proper (x) in order that the rights and obligations of the Seller under such Contracts shall be preserved and
(y) for, and to facilitate, the collection of the moneys due and payable, and to become due and payable, to the Seller in and under every such Contract and claim and in respect of every such claim and demand, and the Seller shall hold the same for the benefit of and shall pay the same over promptly to the Buyer.

     (e) Non-Assumption of Liabilities.

     .5.1. Notwithstanding any other provision of this Agreement or any ancillary agreement, and regardless of any disclosure to the Buyer, the Buyer shall not assume any liability, obligation or commitment of the Seller other than the Assumed Liabilities (as defined in Section 1.04(b) below), including any liability, obligation or commitment of the Seller, other than the Assumed Liabilities, based upon, arising out of or resulting from any fact, circumstance, occurrence, condition, act or omission existing on or occurring on or prior to the Closing, each of which shall be retained and paid, performed and discharged when due by the Seller. Without limiting the generality of the foregoing, it is intended that the Buyer shall acquire the Assets free and clear of all Liens (as defined in Section 3.01(i)).
     .5.2. Upon the terms and subject to the conditions of this Agreement, the Buyer hereby assumes and agrees to pay, perform and discharge when due all liabilities and obligations of the Seller ("Assumed Liabilities") arising from and after the Closing Date with respect to the Business that arise under the terms of any Contract that shall be assigned to the Buyer as contemplated by
Section 1.01(a)(vii) hereof.

ITEM
CLOSING, PURCHASE PRICE, ETC.

     (b) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York at 10:00 a.m., New York Time, on April 22, 2005 (the "Closing Date") unless another date, time or place is agreed to in writing by the parties hereto.

     (c) Purchase Price. On the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller all the right, title and interest of the Seller in, to and under the Assets, for an aggregate purchase price payable as set forth in Section 2.03 hereof in the amount of $20,000,000 (the "Purchase Price"), subject to adjustment as provided in Section 2.05 below.

     (d) Payment of the Purchase Price. On the Closing Date, subject to the terms and conditions of this Agreement and the Ancillary Documents, and to adjustment as provided in Section 2.05 below, in full consideration for the sale, assignment, transfer, conveyance and delivery to the Buyer of the Assets:

     .4.1. the Buyer shall pay to the Seller an amount equal to $18,750,000, plus such amount set forth on Schedule 2.03 as reimbursement for certain pre-payments made by the Seller, in cash by wire transfer to the accounts specified by the Seller, and
     .4.2. the Buyer shall cause $1,250,000 in cash (the "Holdback") to be deposited in an escrow account pursuant to the Escrow Agreement (the "Escrow Agreement") among the Buyer, the Seller and a mutually agreeable Escrow Agent (the "Escrow Agent"), in form and substance as set forth in Exhibit B hereto. Pursuant to the terms of the Escrow Agreement, the Escrow Agent shall hold the Holdback to secure, in part, the indemnification of the obligations of the Seller pursuant to Article VI hereof and the purchase price adjustment provisions of Section 2.05 hereof.
     (e) Allocation of Purchase Price. The Purchase Price and any other item required to be treated as additional Purchase Price among the Assets in accordance with Treasury Regulation Section 1.1060-1 (or any comparable provisions of state or local law) or any successor provision shall be allocated between Seller and Buyer as set forth on Schedule 2.04 of the Seller Disclosure Schedule. The Buyer and the Seller shall cause to be filed any and all forms (including Form 8594), statements and schedules with respect to such allocation. Notwithstanding any other provisions of this Agreement, the foregoing treatment shall survive the Closing Date without limitation.

     (f) Purchase Price Adjustment.

     .6.1. For purposes of this Section 2.03,

     (a) a "Measurement Date" means the last business day of each two-week period commencing on the Closing Date and ending 360 days after the Closing Date.
     (b) the "A/R Proceeds Amount" means, with respect to any Measurement Date, the sum of amounts collected in cash by the Buyer on account of the Seller's accounts receivable sold, assigned, transferred, conveyed and delivered to the Buyer hereunder on the Closing Date (excluding any Special A/R Proceeds Amount) during the period starting on the Closing Date and ending on the Measurement Date.

     (c) the "Special A/R Proceeds Amount" means, with respect to any Measurement Date, the sum of amounts collected in cash by the Buyer on account of the Seller's accounts receivable listed on Schedule 2.05(iii) of the Seller Disclosure Schedule during the period starting on the Closing Date and ending on the Measurement Date.
     (d) a "Target A/R Amount" means, with respect to any Measurement Date, the sum of (i) $8,856,258 and (ii) the aggregate amount of any payments received by the Seller in accordance with Section 2.05(b)(i)(A) prior to the Measurement Date.
     .6.2. On any Measurement Date, including the final Measurement Date, (i) the Buyer shall issue written instructions to the Escrow Agent to pay to the Seller from the Holdback the sum of (A) the greater of 0 and an amount by which the A/R Proceeds Amount exceeds the Target A/R Amount and (B) the Special A/R Proceeds Amount and (ii) to the extent the amount of the Holdback on any Measurement Date is less than the amount payable pursuant to subclause (i) hereof (the "Buyer Deficit"), the Buyer shall pay an amount equal to the Buyer Deficit to the Seller, net of any amounts drawn from the Holdback by the Buyer (including amounts in respect of disputed claims) and/or otherwise set off pursuant to Section 6.04.
     .6.3. On the final Measurement Date, in the event that the Target Accounts Receivable Amount exceeds the A/R Proceeds Amount, then (i) the Buyer shall draw from the Holdback an amount by which the Target A/R Amount exceeds the A/R Proceeds Amount and (ii) to the extent the amount in Holdback on the final Measurement Date is less than the amount payable pursuant to subclause (i) hereof (the "Seller Deficit"), the Seller shall pay an amount equal to the Seller Deficit to the Buyer. Parent acknowledges and agrees that it and the Seller shall be jointly and severally liable to the Buyer for any amounts due and payable pursuant to this clause (c).
     .6.4. The payments contemplated by Sections 2.05(b)(ii) and 2.05(c)(ii) above will be made in cash by wire payable to the Seller or Buyer, as the case may be, within five (5) business days of any Measurement Date.
     .6.5. The Buyer agrees to use commercially reasonable efforts during the period commencing on the Closing Date and ending on the date that is 360 days after the Closing Date (or such longer period as is expressly contemplated in Exhibit C hereto) to collect all amounts due with respect to Seller's accounts receivable sold, assigned, transferred, conveyed and delivered to the Buyer hereunder on the Closing Date (excluding accounts receivable of the Seller listed on Schedule 2.05(iii) of the Seller Disclosure Schedule) and to allocate amounts collected in respect of such accounts receivable, all in accordance with the process set forth in Exhibit C hereto. It is understood that neither the Seller nor Parent shall have any contact or make any arrangements with any party that is obligated to make payments of such accounts receivable, except to the extent and in the manner expressly set forth in Exhibit C hereto.

ITEM
REPRESENTATIONS AND WARRANTIES

     (b) Representations and Warranties as to the Seller. The Seller and the Parent, jointly and severally, represent and warrant to the Buyer as follows:

     .2.1. Organization, Qualifications and Corporate Power; Subsidiaries. (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each other jurisdiction in which it owns or leases any real property or in which the nature of the Business makes such licensing or qualification necessary. The Seller has all requisite power and authority to own, operate and lease the Assets, to carry on the Business as it is now being conducted and to execute and deliver this Agreement and the Ancillary Documents, and to perform its obligations hereunder and thereunder.

     (b) The Seller does not own of record or beneficially, or have any right or obligation to acquire, directly or indirectly, (A) any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock of any other corporation or (B) any participating interests in any partnership, joint venture or other non-corporate business enterprise.
     .2.2. Authorization of Agreements; No Violation. The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the Ancillary Documents and the performance by the Seller of its obligations hereunder and thereunder, have been duly authorized, and will not violate any provision of law, any order of any court or other agency of government, the organizational documents of the Seller, any judgment, award or decree or any provision of any indenture, agreement or other instrument to which the Seller is a party, or by which the Seller or any of its properties or assets is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien upon any of the properties or assets of the Seller, or result in any suspension, revocation, impairment, forfeiture or non-renewal of any Permit (as hereinafter defined).
     .2.3. Validity. This Agreement has been duly executed and delivered by the Seller and constitutes, and the Ancillary Documents, when executed and delivered by the Seller as contemplated hereby, will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.
     .2.4. Governmental Approvals. No approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority (i) is required for the execution and delivery by the Seller of this Agreement or the Ancillary Documents, or the consummation by the Seller of the transactions contemplated hereby or thereby or (ii) is necessary in order that the Business may be conducted immediately following the Closing Date substantially in the same manner as heretofore conducted.
     .2.5. Financial Statements. The Seller has previously delivered to the Buyer (i) the unaudited balance sheets of the Seller as of February 28, 2005 (the "Balance Sheet Date"), and the related unaudited statements of income and cash flows for the twelve (12) months then ended, certified by the Chief Executive Officer and Chief Financial Officer of the Seller, as set forth in
Schedule 3.01(e) of the Seller Disclosure Schedule and (ii) a detailed accounts receivable aging report as of the Balance Sheet Date (collectively, the "Seller Financial Statements"). The Seller Financial Statements (A) are complete and correct in all material respects, (B) were prepared from the books and records of the Seller and (C) fairly present the financial position of the Seller as of the respective dates specified therein and the income, cash flows and stockholders' equity for the respective periods then ended, and are all in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (subject to normal year-end adjustments and the absence of footnotes).
     .2.6. Absence of Undisclosed Liabilities. Except as and to the extent reflected in the Seller Financial Statements, the Seller has no liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), including without limitation any tax liabilities due or to become due, or whether incurred in respect of or measured by the assets, sales, income or receipts of such Seller for any period.

     .2.7. Absence of Certain Changes or Events. Since the Balance Sheet Date, except for the transactions contemplated hereby, the Seller did not, with respect to the Business:
     (a) incur any obligation or liability (whether fixed, absolute, accrued, contingent, known or unknown, or otherwise, of any kind or nature whatsoever), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice and except in connection with this Agreement and the transactions contemplated hereby;
     (b) discharge or satisfy any material Lien or pay, cancel or compromise any obligation, liability (fixed or contingent), debt or claim, in each case of any kind or nature whatsoever, other than in the ordinary course of business and consistent with past practice;
     (c) mortgage, pledge or subject to any Lien, any of the Assets;
     (d) transfer, lease or otherwise dispose of any of the Assets except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquire any assets or properties to be used by or in connection with the activities of the Business;
     (e) waive or release any rights of material value related to the Business, except in any case for a fair consideration in the ordinary course of business and consistent with past practice;
     (f) transfer or grant any rights under any concessions, leases, licenses, sublicenses, agreements with respect to any patents, inventions, trademarks, trade names, service marks or copyrights or know how related to the Business, except in the ordinary course of business and consistent with past practice;
     (g) suffer any adverse change in any of its operations or in its financial condition or in its assets, properties, business or prospects, which adverse change is material or could reasonably be expected to be material to the Business;
     (h) surrender, had revoked or otherwise terminated or terminate any license, Permit or other approval, authorization or consent from any court, administrative agency or other governmental authority relating to the conduct of the Business;
     (i) make or grant any general wage or salary increase or enter into any employment contract with any officer or employee or with a collective bargaining representative for a period of employment of more than thirty (30) days;
     (j) make any capital expenditure or enter into any commitment therefor;
     (k) introduce any change with respect to the operation of the Business, including its methods of accounting; or
     (l) enter into any agreement or commitment to take any action described in this Section 3.01(g).
     .2.8. List of Properties, Contracts and Other Data. Annexed hereto as
Schedule 3.01(h) of the Seller Disclosure Schedule is a list setting forth with respect to the operations of the Business the following:
     (a) all leases of personal property to which the Seller is a party relating to the Business, either as lessee or lessor;
     (b) all foreign-trained nursing contracts;

     (c) (A) all patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyright registrations which are unexpired as of the date hereof and used in connection with the operations of the Business, all applications pending on said date for patents or for trademark, trade name, service mark, URL's or copyright registrations, and all other proprietary rights, owned or held by the Seller or an affiliate thereof and used in connection with the operations of the Business, and (B) all licenses and sublicenses granted by or to the Seller and all other agreements to which the Seller is a party which relate, in whole or in part, to any items of the categories mentioned in (A) above or to other proprietary rights used by the Seller in connection with, the Business, whether owned by the Seller or any affiliate thereof;
     (d) all contracts, understandings and commitments (including, without limitation, powers of attorney, mortgages, indentures and loan agreements or obligations for borrowed money including, without limitation, guaranties) relating to the Business, whether oral or written, to which the Seller is a party or to which the Seller or any of its assets or properties are subject and which are not specifically referred to in (i) through (iii) above; and
     (e) all agreements with third party payers. True and complete copies of all documents and complete descriptions of all oral understandings (if any) referred to in Schedule 3.01(h) of the Seller Disclosure Schedule and requested by the Buyer have been provided or made available to the Buyer and their counsel. Except as disclosed in said Schedule, there is no claim that any contract referred to in the Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, and there does not exist under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default by Seller, or to the knowledge of Seller, any other party thereto. Each contract listed in Schedule 3.01(h) of the Seller Disclosure Schedule is valid and enforceable and, to the knowledge of the Seller, there are no circumstances existing on the date hereof which would result in any such contract becoming invalid or unenforceable.
Schedule 3.01(h) of the Seller Disclosure Schedule identifies each contract to which the consent of the other party thereto will be required to assign such contract to the Buyer as contemplated by this Agreement. Except as set forth on
Schedule 3.01(h) of the Seller Disclosure Schedule or otherwise provided in writing prior to or on the Closing Date, during the last twelve months, neither Seller nor any affiliate of the Seller has been notified and has no reason to know that a customer (or group of related customers) has terminated or intends to terminate a services contract with the Seller in the event of the consummation of this transaction or otherwise, that accounted for more than $50,000 of Seller's revenues during fiscal year 2005 of the Seller. The Seller further represents that the foreign-trained nursing contracts referred to in
Schedule 3.01(h) are the only contracts to be assigned to the Buyer to which the Parent is a party.
     .2.9. Title to Properties, Absence of Liens and Encumbrances. Except to the extent set forth on Schedule 3.01(i) of the Seller Disclosure Schedule, the Seller has good and marketable title to all the Assets, free and clear of all liens, charges, pledges, security interests or other encumbrances of any nature whatsoever (collectively, "Liens"). All leases of personal property of each Seller to be assigned to the Buyer hereunder are valid and binding in accordance with their respective terms and there is not under any of such leases any existing default, or any condition, event or act which with notice or lapse of time or both would constitute such a default, nor would consummation of the transactions contemplated hereby result in a default or any such condition, event or act, which, in any such case, would have a material adverse effect on the Business.
     .2.10. Litigation.
     (a) Schedule 3.01(j) of the Seller Disclosure Schedule sets forth a complete list and an accurate description of all claims, actions, suits, proceedings and investigations pending or, to the knowledge of the Seller, threatened, by or against the Seller or relating to any operations of the Business. No such pending or threatened claims, actions, suits, proceedings or investigations, if adversely determined, would, individually or in the aggregate, have a material adverse effect on the Business or its properties. The Seller has no knowledge of any basis for any other such claim, action, suit, proceeding or investigation which, if adversely decided, would have such a material adverse effect on the Business or its properties.

     (b) There are no actions, suits, proceedings or claims pending before or by any court, arbitrator, regulatory authority or government agency against or affecting the Parent or any of its subsidiaries (including the Seller) that could reasonably be expected to or would enjoin or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.
     (c) There are no claims asserted or threatened against the Seller with respect to the conduct of the Business alleging any material breach of any Contract or alleging any healthcare malpractice or negligence.
     .2.11. Patents, Trademarks, Etc. The patents, trademarks and trade names, trademark and trade name registrations, service mark registrations, URLs and URL registrations, and copyrights, the applications therefor and the licenses and sublicenses with respect thereto (collectively, "Business Property Rights") listed in clause (i) of Schedule 3.01(h) of the Seller Disclosure Schedule, constitute all Business Property Rights of the Seller or the Parent. The Seller owns or has valid rights to use all such Business Property Rights without conflict with the rights of others. No person has made or, to the knowledge of the Seller, threatened to make, any claims that the operations of the Business are in violation of or infringe upon any patent, trademark, trade dress, copyright, trade secrets or any other proprietary or trade rights of any third party.
     .2.12. Data:
     (a) The Data and applications, computer software programs and databases used by the Seller in the conduct of the Business (other than programs and databases that are generally commercially available) are described in reasonable detail to provide the Buyer with an understanding of the Data in Schedule 3.01(l) of the Seller Disclosure Schedule along with all software used to create or necessary to access all the Data. Except as set forth in Schedule 3.01(l) of the Seller Disclosure Schedule, the Seller owns outright all of the Data used by it in the Business. None of the Data or related software used or maintained by the Seller, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other person and, to the knowledge of the Seller, no claim with respect to any such infringement or violation is threatened. The Seller has taken all steps reasonably necessary to protect its right, title and interest in and to the Data owned by the Seller, including, without limitation, the use of written agreements containing appropriate confidentiality provisions with all third parties having access to the source code or other underlying information relating to the Data.
     (b) The Seller possesses or has access to the original and all copies of all documentation, including, without limitation, all source code for the software to be transferred as related to the Data and all rights to hold and transfer the Data owned or used by it. The Seller has provided the Buyer with full and complete access to all such Data in either (A) a readable printed format acceptable to the Buyer or (B) an electronic format accessible by the Buyer using generally available computer software programs. Upon consummation of the transactions contemplated by this Agreement, the Buyer will own all the Data owned by the Seller immediately prior to the Closing, free and clear of all claims, liens, licenses, encumbrances, obligations and liabilities and, with respect to all agreements for the lease or license of the Data and the related software to be transferred which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for the Buyer to use and perform operations on such Data and any related software after the Closing Date, the Seller will have obtained such consents or taken such other actions so required.

     (c) The Seller maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all applicable laws. To the knowledge of the Seller, there have been no security breaches relating to, violations of any security policy regarding or any unauthorized access of the Data used in the Business. The use and dissemination of any and all data and information concerning individuals by the Business is in compliance with all applicable privacy policies, terms of use, and laws. The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, or Laws relating to the use, dissemination, or transfer of any such Data or information.
     .2.13. Accounts Receivable. The accounts receivable of the Seller as reflected in the Seller Financial Statements, to the extent uncollected on the date hereof, and each such accounts receivable reflected on the books of the Seller on the date hereof, is (i) valid and existing, arose from bona fide transactions in the ordinary course of business, represent monies due, and the Seller has made reserves reasonably adequate (subject to adjustment for operations and transactions through the Closing Date in the ordinary course of business consistent with past practices) for such accounts receivable not collectible in the ordinary course of business; and (iii) subject to the reserves described in clause (i), not subject to any refunds, discounts, rights of setoff or other adjustments, defenses, assignments, conditions or Liens.
     .2.14. Sufficiency of Assets. Except as set forth in Schedule 3.01(n) of the Seller Disclosure Schedule, the Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary and adequate to operate in all material respects the Business in the manner presently operated by the Seller and (ii) include all of the operating assets of the Seller.
     .2.15. Condition of Assets. All tangible personal property, fixtures, machinery and equipment comprising the Assets are (i) in a reasonable state of repair (ordinary wear and tear excepted) and operating condition and are suitable for the purposes for which they are being used and (ii) substantially conform with all applicable ordinances, codes, regulations and requirements the violation of which would have a material adverse effect on the Seller or the Business taken as a whole, including without limitation all applicable ordinances, codes, regulations and requirements relating to the environment or occupational safety, and no law presently in effect or condition precludes or restricts continuation of the present use of such properties.
     .2.16. Compliance With Laws and Contracts. Except as set forth in Schedule 3.01(p) of the Seller Disclosure Schedule, the conduct of the Business by the Seller does not violate any federal, state or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the date hereof, including without limitation, Permits (as hereinafter defined) that are applicable to the Business (such laws, statutes, ordinances, rules, regulations decrees, orders, permits or other similar items being hereinafter called the "Applicable Laws"). The Seller is not in material breach of any Contract.
     .2.17. Taxes.
     (a) Except as set forth in Schedule 3.01(q) of the Seller Disclosure Schedule, the Seller has (A) duly and timely filed all returns, declarations, reports, estimates, claims for refunds, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), all of which Returns (including all informational Returns) were correct as filed and correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Seller as well as any Taxes required to be paid or collected by the Seller; (B) timely paid or withheld all Taxes that are due and payable or asserted by any Taxing Authority (as defined herein) to be due by the Seller; (C) established, consistent with past practice, an adequate reserve on its books and records for the payment of all Taxes with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date; and (D) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities when due all amounts required to be so withheld and paid over.

     (b) For purposes of this Agreement, "Taxes" shall mean (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid or received, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, custom duties or other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, fines, addition to tax (whether or not disputed) or additional amount imposed on the Seller by any governmental authority responsible for the imposition, administration or collection of any such taxes (domestic or foreign) ("Taxing Authorities"), (B) liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payments of such amounts was determined or taken into account with reference to the liability of any other person for any period prior to the Closing Date and
(C) liability with respect to the payment of any amounts described in (A) as a result of any express or implied obligation to indemnify any other person.
     (c) The Seller has not incurred any Tax liabilities other than Tax liabilities arising in the ordinary course of business since the date of the most recent Seller Financial Statements.
     (d) The Seller is not a party to any agreement, contract, plan or arrangement that would result, individually or collectively, in the payment of any amount that would not be deductible by the Buyer by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or would be subject to Section 4999 of the Code.
     (e) None of the assets of the Seller is property required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect prior to the repeal thereof. No agreement or consent pursuant to Section 341(f) of the Code has ever been made with respect to any assets or properties of the Seller.

     .2.18. Employee Matters.
     (a) Schedule 3.01(r) of the Seller Disclosure Schedule contains a true and complete list of all Employee Benefit Plans of the Seller and employment agreements and the Seller has made available to the Buyer true and complete copies of each material Employee Benefit Plan and employment agreement of the Seller.
     (b) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liabilities under (A) Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (B)
Section 302 of ERISA, or (C) Sections 412 and 4971 of the Code, in each case, that could reasonably be expected to result in any liability.

     (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions hereunder will (either alone or in conjunction with any other event such as a termination of employment) (A) result in any payment following the Closing becoming due to any of Seller's employees under any Employee Benefit Plan, (B) increase any benefits otherwise payable under any Employee Benefit Plan or (C) result in an acceleration of the time of payment, funding or vesting of any such benefits.
     (d) Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.
     (e) There are no pending, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).
     (f) There is no and has not been within the last three years, any (A) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Seller's knowledge, threatened against the Seller relating to the Business, except as could not reasonably be expected to have a material adverse effect on the Business, (B) activity or proceeding by any labor union or representative thereof to organize any of the Seller's employees, including any union organizing effort or representation petition before the National Labor Relations Board or any state labor board, or (C) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.
     (g) None of the Seller's employees have, or within the last three years have been, a member of a bargaining unit covered by a collective bargaining agreement to which the Seller is a party.
     .2.19. Related Party Transactions. Except as set forth in Schedule 3.01(s) of the Seller Disclosure Schedule, there are no existing arrangements or proposed transactions between the Seller or its subsidiaries and (i) the Parent, any officer, manager or member of the Seller or its subsidiaries or any member of the immediate family of any of the foregoing persons (such officers, managers, members and family members being hereinafter individually referred to as a "Related Party"), (ii) any business (corporate or otherwise) which a Related Party owns, directly or indirectly, or in which a Related Party has an ownership interest, or (iii) between any Related Party and any business (corporate or otherwise) with which the Seller or its subsidiaries regularly does business.
     .2.20. Governmental Authorizations and Regulations.
     (a) Except as set forth in Schedule 3.01(t) of the Seller Disclosure Schedule, the Seller has all governmental licenses, franchises and permits ("Permits") required under applicable law for the conduct of the Business as currently conducted. Schedule 3.01(t) of the Seller Disclosure Schedule lists all material Permits held by the Seller.
     (b) The Business is being conducted in compliance with all Permits. The Seller has not received any notice of any alleged violation of any of the foregoing Permits.
     (c) Neither the Seller nor any of its properties, operations or businesses is subject to any court or administrative order, judgment, injunction or decree. To the knowledge of the Seller and the Parent, no action has been taken or recommended by any governmental or regulatory official, body or authority, either to revoke, withdraw or suspend any certificate of need or any license to operate the business of the Seller.

     .2.21. Absence of Certain Business Practices. No employee or agent of the Seller, nor any officer, manager or member of the Seller, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, physician, health care employee, governmental employee or other person with whom the Seller has done business directly or indirectly; or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, physician, health care employee, governmental employee or other person who is or may be in a position to help or hinder the business of the Seller (or assist the Seller in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii), (A) would reasonably be expected to subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, would reasonably be expected to have an adverse effect on the Business or (C) if not continued in the future, would reasonably be expected to have an adverse effect on the Business.
     .2.22. Credentials, Licenses and Authorizations. To Seller's knowledge, (A) each Healthcare Employee holds all the requisite credentials and licenses to practice lawfully in his or her healthcare discipline in the state in which he or she is presently employed by the Seller; (B) each Healthcare Employee and employee of the Seller employed in the conduct of the Business is legally authorized to work permanently in the United States without restriction; and (C) no complaints or proceedings are pending or threatened concerning the right of any Healthcare Employee to practice lawfully in his or her healthcare discipline in the state in which he or she is presently employed, nor concerning the legal authorization of any Healthcare Employee or employee of the Seller employed in the conduct of the Business to work permanently in the United States. The Seller has delivered or has caused to be delivered to the Buyer all documentation reasonably satisfactory to the Buyer evidencing the matters referred to in this subsection.
     .2.23. Broker's or Finders' Fees. Except as set forth on Schedule 3.01(w) of the Seller Disclosure Schedule, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Buyer, without the intervention of any persons on behalf of the Seller in such a manner to give rise to any claim by any person against either Buyer for a finder's fee, brokerage commission or similar payment.
     .2.24. Seller's Creditors. Schedule 3.01(x) of the Seller Disclosure Schedule sets forth all of the Seller's creditors, including without limitation, the Seller's secured, general unsecured and other trade creditors and amounts owed to each such creditor as of the Closing Date. As of the Closing Date, no consent from any such creditor or any creditor of the Parent is necessary in order for the Seller to sell, transfer and assign the Assets to the Buyer free and clear of all Liens, except such as have been obtained and are in full force and effect.
     .2.25. Solvency.
     (a) Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated in connection with this Agreement, including the payoff of any indebtedness of the Parent or the Seller out of the proceeds received by the Seller hereunder (collectively, the "Contemplated Transactions"). As used in this section and for purposes of Section 5.01(d), "insolvent" means that the sum of the debts and the other probable liabilities, subordinated, contingent or otherwise, of the Seller exceeds the present fair saleable value of Seller's assets.

     (b) Immediately after giving effect to the consummation of the Contemplated
Transactions: (A) the Seller will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (B) Seller will not have unreasonably small capital with which to conduct its present business or the business as proposed to be conducted after the Closing Date; and (C) Seller will have assets (calculated at fair market value) that exceed its debts and liabilities, subordinated, contingent or otherwise.
     .2.26. Other Information. None of the information furnished by the Seller or Parent to the Buyer in this Agreement, the exhibits hereto, the schedules identified herein (including the Seller Disclosure Schedule), or in any certificate or other document to be executed or delivered pursuant hereto by the Seller at or prior to the Closing Date, is false or misleading or contains any misstatement of material fact, or omits to state any material fact required to be stated in order to make the statements therein not misleading in light of the circumstances under which they were made.
     .2.27. Healthcare Employees. Attached hereto as Schedule 3.01(aa), is a true and complete list of the healthcare employees of the Seller (each, a "Healthcare Employee") including their name, address and other information so as to identify each such Healthcare Employee to the Buyer.
     (c) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

     .3.1. Organization, Corporate Power, Etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to acquire, own, lease and operate its properties and to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder.
     .3.2. Authorization of Agreements. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by the Buyer and constitutes the legal, valid and binding obligations the Buyer, enforceable in accordance with its terms. The Ancillary Documents, when duly executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms.
     .3.3. Effect of Agreements. Except as set forth on Schedule 3.02(c) hereto, the execution and delivery by the Buyer of this Agreement and the Ancillary Documents, and the performance by the Buyer of its obligations hereunder and thereunder, will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of the Buyer or any judgment, award or decree or any indenture, agreement or other instrument to which the Buyer is a party or by which the Buyer or its properties or assets are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien upon any of the properties or assets of the Buyer.
     .3.4. Litigation Relating to Transaction. There are no actions, suits, proceedings or claims pending before any court, arbitrator or government agency against or affecting the Buyer which might enjoin or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

     .3.5. Governmental Approvals. No approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by the Buyer of this Agreement or the Ancillary Documents or the consummation by the Buyer of the transactions contemplated hereby or thereby.

     .3.6. Broker's or Finder's Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Buyer directly with the Seller without the intervention of any persons on behalf of the Buyer in such a manner to give rise to any claim by any person against the Seller for a finder's fee, brokerage commission or similar payment.

ITEM
COVENANTS

     (b) Covenants of the Seller and the Parent.

     .2.1. The Seller and the Parent agree that, at all times between the date hereof and the Closing Date, unless the parties hereto shall otherwise agree in writing, the Seller shall:

     (a) carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;
     (b) use its reasonable best efforts, but only to the extent consistent with past practice, to (A) preserve intact their respective business organizations and goodwill, (B) maintain its rights and franchises, (C) retain the services of its officers and employees, (D) preserve intact its relationships with customers, suppliers and others having business dealings with it and (E) keep in full force and effect insurance comparable in amount and scope of coverage to the insurance now carried by the Seller;
     (c) maintain all its assets and properties deemed reasonably necessary for the conduct of the Business in good repair, order and condition, reasonable wear and tear excepted;
     (d) maintain its books of account and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and use its best efforts to comply with all laws applicable to it and to the conduct of the Business and perform all its material obligations without default;
     (e) not change the character of the Business in any material manner;
     (f) not enter into any collective bargaining agreement or individual employment agreement;
     (g) not take any of the actions specified in clauses (i) through (xii) of
Section 3.01(g).
     .2.2. Between the date of this Agreement and the Closing Date, the Seller and Parent will afford the representatives of the Buyer reasonable access during normal business hours to the offices, facilities, books and records of the Seller and Parent and the opportunity to discuss the affairs of the Seller with officers and, with the prior consent (not to be unreasonably withheld) of the Seller or Parent, as applicable, employees of the Seller or Parent familiar therewith.
     .2.3. Between the date of this Agreement and the Closing Date, the Seller shall not, except as required by GAAP, (i) utilize accounting principles different from those used in the preparation of the financial statements referred to in Section 3.01(f), (ii) change in any manner its method of maintaining its books of account and records from such methods as in effect on the Balance Sheet Date, or (iii) accelerate booking of revenues or the deferral of expenses, other than as shall be consistent with past practice and in the ordinary course of business.

     .2.4. Between the date hereof and the Closing Date, the Seller shall, with the Buyer's assistance and cooperation, but at the expense of the Seller, promptly apply for or otherwise seek and use its commercially reasonable efforts to obtain all authorizations, consents, waivers and approvals as may be required in connection with the transactions contemplated hereby, including but not limited to, the assignment of the Contracts of which the Seller is the beneficiary to be assigned to the Buyer pursuant to Section 1.01(a)(vi) hereto.
     .2.5. Between the date hereof and the Closing Date, the Seller will not enter into any transaction or make any agreement or commitment, or permit any event to occur, which would result in any of the representations, warranties or covenants of the Seller contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction or event.
     .2.6. Each of the Seller and the Parent shall promptly advise the Buyer in writing if it becomes aware of any inaccuracy in any representation or warranty made in this Agreement.
     (c) Confidentiality. .3.1. The Seller and the Parent shall keep confidential, and shall instruct their respective officers, managers, employees and advisors to keep confidential, the Buyer's Confidential Information (including Confidential Information relating to the Combined Business). The Seller and the Parent shall not, and shall instruct their respective officers, managers, employees and advisors not to use such Confidential Information for its own benefit or for the benefit of any other person.
     .3.2. The Buyer shall keep confidential, and shall instruct its officers, managers, employees and advisors to keep confidential, (i) prior to the Closing Date, the Seller's Confidential Information relating to the Business, and (ii) the Parent's Confidential Information. The Buyer shall not, and shall instruct its officers, managers, employees and advisors not to use any such Confidential Information for its own benefit or for the benefit of any other person. It is understood and agreed that from and after the Closing Date, the provisions of this clause (b) shall not apply to or restrict in any manner Buyer's use of any Confidential Information of the Seller or Parent relating to any of the Assets.
     .3.3. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information, including, but not limited to, any marketing or business plan, financial or personnel matters, contracts, present or future customers, employees, employee lists, investors or business, which is the kind of information that, by its nature, would be treated as confidential including, but not limited to, any material in written or electronic form marked as "Confidential"; provided, however, that Confidential Information shall not apply to information received by any party hereto which such party demonstrates
(i) was, is or becomes generally available to the public other than as a result of a breach of this Section 4.02; (ii) was or is developed by such party independently of and without reference to any Confidential Information of the disclosing party; or (iii) was, is or becomes available to such party on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. A party may also disclose Confidential Information to the extent required by an order of a court of competent jurisdiction, administrative agency or governmental body, or by any law, rule or regulation, or by subpoena, summons or other administrative or legal process. Neither Seller nor Parent shall disclose any Confidential Information of Seller or Parent relating to any of the Assets in reliance on the exceptions in clauses (ii) and (iii) above.

     (d) Expenses. Except as set forth in Sections 4.04 and Article VI, all costs and expenses incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

     (e) Post-Closing Cooperation. .5.1. The Buyer, Seller and the Parent shall cooperate with each other, and shall cause their officers, managers, employees, agents, auditors and representatives, as applicable, to cooperate with each other after the Closing Date in connection with the orderly transition of the Business from the Seller to the Buyer. After the Closing Date, upon reasonable written notice, the Seller and the Parent shall furnish or cause to be furnished to the Buyer and its officers, employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Business as is reasonably necessary for financial reporting and other accounting matters, including, but not limited to, updated accounts receivable reports and preparation of audited financial statements for periods prior to the Closing Date.

     .5.2. After the Closing, upon reasonable written notice, the Buyer and the Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Assets (including, access to books and records) as is reasonably necessary for the filing of all Returns, and making of any election related to Taxes, the preparation for any audit by a taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any tax return. The Seller and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to taxes involving the Business.
     .5.3. For a period of five (5) years after the Closing Date, upon written consent of the Buyer (which consent shall not be unreasonably withheld), Parent and Seller and their representatives shall have reasonable access during normal business hours and following reasonable advance notice to all of the books and records of Seller transferred to Buyer to the extent such access may reasonably be required by Parent or Seller in connection with matters relating to or affected by the operation of Seller prior to the Closing Date or any Excluded Liabilities.
     .5.4. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section
4.04. Neither party shall be required by this Section 4.04 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of the Buyer, the Business). Any information relating to the Business received by the Seller pursuant to this Section 4.04 shall be subject to Section 4.03.
     .5.5. In furtherance of Section 1.03 hereof, after Closing, for a period of not more than one (1) year, the Seller, Parent and Buyer shall use commercially reasonable efforts to cooperate in obtaining for the benefit of the Buyer further consents to assignments of Contracts, which consents were not obtained prior to Closing. For the avoidance of doubt, it is understood that notwithstanding anything to the contrary contained in this Agreement, the Contracts for which consents to assignments were not obtained prior to Closing constitute Assets.

     (f) Agreement Not To Compete; Non-Solicitation. .6.1. The Seller understands that the Buyer would not have entered into this Agreement absent the provisions of this Section 4.05 and, therefore, the Seller and the Parent shall not directly or indirectly:

     (a) for a period of three (3) years from the Closing Date, in the Territory engage in the business of Per Diem Nurse/Allied Staffing services or provide any management, consulting, financial, administrative or other services to any Per Diem Nurse/Allied Staffing business, including participating directly or indirectly as an officer, director, stockholder (excluding a less than 5% stockholder in a publicly held corporation), member, operator, sole proprietor, independent contractor, consultant, franchisor, franchisee, owner, employee, agent, representative or partner of, or having any direct or indirect financial interest (including the interest of a creditor) in, any Per Diem Nurse/Allied Staffing business;
     (b) for a period of two (2) years from the Closing Date, in the Territory engage in the business of Travel Nurse/Allied Staffing or provide any management, consulting, financial, administrative or other services to any Travel Nurse/Allied Staffing business, including participating directly or indirectly as an officer, director, stockholder (excluding a less than 5% stockholder in a publicly held corporation), member, operator, sole proprietor, independent contractor, consultant, franchisor, franchisee, owner, employee, agent, representative or partner of, or having any direct or indirect financial interest (including the interest of a creditor) in, any Travel Nurse/Allied Staffing business;
     (c) for a period of three (3) years from the Closing Date, (A) solicit, recruit or hire (including engaging as independent contractors) any employees of the Buyer who are not Per diem Nurse/Allied Staffing or Travel Nurse/Allied Staffing employees of the Buyer (including employees of the Combined Business),
(B) solicit, recruit or hire (including engaging as independent contractors) any employees of the Buyer who are Per diem Nurse/Allied Staffing or Travel Nurse/Allied Staffing employees of the Buyer assigned within the Territory, except that for purposes of these clauses (A) and (B) that solicitation pursuant to general advertising, will not constitute a violation of this clause (iii),
(C) solicit, induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with the Buyer or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Buyer, except that for purposes of this clause (C) acts of solicitation by the Seller or Parent of or either of them entering into contracts with the Buyer's customers outside of the Territory shall be permitted or (D) assisting any person in any way to do, or attempt to do, anything prohibited by clauses (A), (B) or (C) above;
     (d) for a period of three (3) years from the Closing Date, solicit any customer or prospective customer of the Buyer (including those that have become customers of the Combined Business) to purchase any services in the Territory sold by the Combined Business from anyone other than the Buyer and its affiliates, or assist any person in any way to do, or attempt to do, anything prohibited by this clause (iv); and
     (e) on the Closing Date Seller shall deliver to Buyer a list of assignments of healthcare personnel placed through the New Jersey Hospital Association Registry (the "NJHAR") in healthcare facilities within the State of New Jersey, and for a period of three (3) years from the Closing Date, Seller shall provide to Buyer on a monthly basis, the details of any and all updates to assignments of healthcare personnel placed through the NJHAR. Such reports shall contain all information agreed to between the Seller and the Buyer, but shall contain at a minimum the names of each healthcare facility where the Seller or its affiliates have assigned healthcare personnel through the NJHAR during the immediately preceding month and the total number of such personnel so assigned within that month. The above, to the contrary notwithstanding, Seller shall not make any placements through the NJHAR in the excluded Territory after the Closing date and in accordance with Section 4.05(a)(ii) above.

     .6.2. For purposes of this Section 4.05,
     (a) "Per Diem Nurse/Allied Staffing" means the recruitment of and placement of registered nurses, licensed practical nurses, certified nursing assistants, respiratory therapists, physical therapists, physical therapy assistants, occupational therapists, certified occupational therapy assistants, speech language pathologists, radiology technology services, including services provided by radiology technologists, mammographers, cat scan technologists, MRI technologists, ultrasound technologists, nuclear medicine technologists, dosimetrists, radiation therapists, vascular technologists, medical technologists and/or surgical technologists on a per diem pay rate basis for temporary assignments at a customer's facilities;
     (b) the "Territory" means (1) anywhere within the State of Connecticut; (2) anywhere within the following counties of the State of New York: Bronx, Kings, New York, Orange, Queens, Richmond, Rockland, Westchester, Nassau and Suffolk;
(3) anywhere within the following counties of the State of New Jersey: Bergen, Essex, Hudson, Hunterdon, Mercer, Middlesex, Monmouth, Morris, Passaic, Somerset, Sussex, Union, Warren; and (4) with any of the hospitals and/or healthcare facilities located within Ocean County New Jersey in which Seller has conducted business within the past two years and which are listed on Schedule
4.05 of the Seller Disclosure Schedule; and
     (c) "Travel Nurse/Allied Staffing" means recruitment of and placement of registered nurses, licensed practical nurses, certified nursing assistants, respiratory therapists, physical therapists, physical therapy assistants, occupational therapists, certified occupational therapy assistants, speech language pathologists, radiology technology services, including services provided by radiology technologists, mammographers, cat scan technologists, MRI technologists, ultrasound technologists, nuclear medicine tecnologists, dosimetrists, radiation therapists, vascular technologists, medical technologists and/or surgical technologists on assignments for a specific term at a customer's facilities.
     .6.3. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VI and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 4.05. the Buyer shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.
     (g) Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of the Seller, executing and delivering to the Buyer such assignments, deeds, bills of sale, consents and other instruments as the Buyer or its counsel may reasonably request as necessary or desirable for such purpose.
     (h) Names Following Closing. Following the Closing, neither the Seller nor the Parent shall thereafter use any trademarks and trade names acquired by the Buyer hereunder or names confusingly similar thereto, including, but not limited to, the names "ATC Staffing Services" and "All Care" or variations thereof and further, that such names shall not be used, in perpetuity, by the Seller or the Parent or their successors or assignees, within the Territory.

     (i) Publicity. The parties will consult with each other and will mutually agree upon any press release or other public announcement pertaining to the transactions contemplated hereunder or this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties have agreed that the Seller and Parent may issue the press release attached hereto as Exhibit D promptly following the execution and delivery of this Agreement.
     (j) Master Contracts. If the Seller or the Parent amends any provision of a master contract that is incorporated into any Contract such party shall cause the third party thereto to agree and acknowledge that any amendments, modifications or waivers to such master contract shall only pertain to the particular attachment subject of such amendment, modification or waiver. If the Seller or the Parent assigns any such attachments or any rights under any such master contracts to any third party, such party shall cause such third party to agree to the same restriction as provided in the immediately preceding sentence.
     (k) Preparation of Certain Financial Statements. .11.1. The Seller and the Parent each agrees to provide the Buyer's independent accountants with all financial information, other than information held by the Buyer, and data reasonably necessary to enable its independent accountants to prepare and review the audited consolidated balance sheets of the Business for the 12-month periods ending as of February 28, 2003, February 28, 2004, February 28, 2005, and the period from March 1, 2005 through the Closing Date, and in each case the related statements of income, shareholders' equity and cash flows for the years then ended.
     .11.2. The Seller and the Parent each agrees that, if requested by the Buyer as being necessary to prepare the audited financial statements as contemplated by paragraph (a) above, the Seller or the Parent, as applicable, shall provide to the Buyer's independent accountants a management representation letter in a form reasonably acceptable to the independent accountants covering the periods referred to above.
     (l) Certain Tax Matters.
     .12.1. Tax Treatment of Transaction. For all federal, state, local and foreign income and franchise Tax purposes, each of the parties hereto agrees to treat the acquisition of the Assets by the Buyer, pursuant to the terms and conditions of this Agreement, as a taxable sale of the assets of the Seller to the Buyer solely in exchange for cash (and the liabilities assumed by the Buyer from the Seller).
     .12.2. Responsibility for Taxes. The Seller shall be responsible for and shall pay (i) its respective Taxes for all periods ending before, on or after the Closing Date and (ii) any and all Taxes incurred by or imposed upon any of the parties hereto as a result of the consummation of any of the transactions contemplated by this Agreement.
     .12.3. Tax Returns. The Seller shall file (or cause to be filed) on a timely basis, for all taxable periods ending on or before the date of the liquidation of the Seller, all federal, state and local Returns required to be filed after the Closing Date with respect to the Seller. The preparation of such Returns and the positions taken thereon shall be consistent in all material respects with the Seller's past tax accounting principles. The Buyer shall have the right to review and approve (not to be unreasonably withheld) the Seller's Returns that relate to the Assets and assessments and the right to contest any assessment for which the Buyer may be adversely affected or bears any economic responsibility. The Seller shall cooperate with the Buyer in connection with any potential or actual contest.

     .12.4. Prorations. The Seller shall bear all real property, personal property and ad valorem tax liability with respect to the Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes. All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Assets shall be prorated between the Buyer and the Seller as of 12:01 a.m. eastern standard time on day following the Closing Date.
     .12.5. Other Tax Compliance Matters. The Seller shall deliver (or cause to be delivered) on a timely basis correct and complete Form W-2s and Form 1099s and all other similar forms or reports required to be delivered to employees, independent contractors or other similar parties pursuant to the Code or the regulations thereunder.
     (m) Collection of Receivables. In the event the Seller or Parent receives any monies, drafts, checks and other instruments of payment with respect to Receivables of the Business, and such payments are not directly attributable to the Seller's or the Parent's lockbox, the Seller or Parent shall promptly (but in no case later than 3 business days after receipt thereof) remit such amounts to the Buyer in the identical form received, provided that payments applying to both Receivables and other amounts of the Seller or Parent and accounts receivable and other amounts of the Buyer shall be deposited in the Buyer's account and funds in the amount not attributable to the Receivables and accounts receivable and other amounts of the Buyer shall be promptly remitted to the Seller. The Buyer shall promptly notify the Seller of any such amounts so received. In the case of payments made to the Seller's or Parent's lockbox, such amounts as are required shall be deposited in the Seller's lockbox until collection thereof , at which time (but in no case later than 5 business days after collection thereof), the Seller shall remit to the Buyer all such amounts as are properly attributable to Receivables, accounts receivable and other amounts of the Buyer. The Seller shall promptly notify the Buyer of any such amounts so received. On a monthly basis for the twelve (12) months following the Closing Date and thereafter as needed, the Buyer, Seller and Parent agree to cooperate in reconciling the respective accounts receivable and other amounts, ascertaining compliance with this Section 4.12, and addressing joint customer issues.

     (n) Seller's Employees.

     .14.1. Salaries and Benefits.
     (a) The Seller and Parent shall be responsible for (A) the payment of all wages and other remuneration due to the Seller's employees (including the Key Employees and the Healthcare Employees, as defined herein) with respect to their services as employees of Seller through the close of business on the Closing Date, including all pro rata bonus payments, commissions and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provisions of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.
     (b) Seller and Parent shall, jointly and severally, be liable for any claims made or incurred by its employees and their beneficiaries through the Closing Date under any employee benefit or retirement plan or unemployment or workers' compensation benefits statutes, regulations or other arrangements. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

     .14.2. Seller's Retirement and Savings Plans.
     (a) All employees of the Seller who may be hired by the Buyer as of the Closing Date and who are participants in the Seller's or Parent's retirement plans, if any, shall retain their accrued benefits under such retirement plans as of the Closing Date, and the Seller (or the Seller's or Parent's retirement plans) shall retain sole liability for the payment of such benefits as and when such employees become eligible therefor under such retirement plans. All such employees of the Seller shall become fully vested in their accrued benefits under the Seller's and Parent's retirement plans as of the Closing Date, and the Seller and Parent will so amend any such retirement plans if necessary to achieve this result. The Seller and Parent shall cause the assets of any such retirement plan to equal or exceed the benefit liabilities of such retirement plan on a plan-termination basis as of the Closing Date.
     (b) Each of the Parent and the Seller will cause its savings plans, if any, to be amended in order to provide that Seller's employees (including the Key Employees and the Healthcare Employees as defined herein) shall be fully vested in their accounts under such savings plan as of the Closing Date and all payments thereafter shall be made from such savings plan as provided in such savings plan.
     .14.3. No Transfer of Assets. Neither the Seller nor the Parent shall make any transfer of pension or other employee benefit plan assets to the Buyer.
     .14.4. General Employee Provisions.
     (a) The Seller, the Parent and the Buyer shall give any notices required by any Applicable Laws and take whatever other actions with respect to the plans, programs and policies described in this Section 4.13 as may be necessary to carry out the arrangements described in this Section 4.13.
     (b) The Seller, the Parent and the Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this
Section 4.13.
     (c) If any of the arrangements described in this Section 4.13 are determined by the Internal Revenue Service or other governmental body to be prohibited by law, the Seller, the Parent and the Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.
     (d) The Seller shall provide the Buyer with completed I-9 forms and attachments, and employee credentials, licenses, and employee medical and exposure records with respect to the Key Employees and the Healthcare Employees (as defined herein), except for such employees as the Seller certifies in writing to the Buyer are exempt from such requirement.
     (e) The Buyer shall not have any responsibility, liability or obligation, whether to the Seller's current employees as of the Closing Date, former employees or their beneficiaries, with respect to any claim in respect of employment by the Seller through the Closing Date, including but not limited to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller or Parent.

     (o) Dissolution and Liquidation of the Seller. For a period of two (2) years following the Closing Date, the Seller shall maintain its corporate existence.
     (p) Exclusivity. The Seller and the Parent shall not, and shall not direct, authorize or permit any of the officers, employees or representatives of the Seller (and they shall be responsible for non-compliance with the following provisions by any of the foregoing) to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any proposed acquisition of the Seller or the Seller's Business or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquires, proposals, discussions or negotiations or (ii) accept any proposed acquisition of the Seller or the Seller's Business or enter into any agreement or agreement in principle providing for or relating to such proposed acquisition or enter into any agreement or agreement in principle requiring the Seller to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. On the date hereof the Seller and the Parent shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Seller or the Parent or any of their representatives with respect to any such any proposed acquisition of the Seller or the Seller's Business.

ITEM
CONDITIONS PRECEDENT

     (b) Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions (any of which may be waived in writing by the Buyer, in whole or in part):

     .2.1. Accuracy of Representations and Warranties. The representations and warranties of the Seller and the Parent contained in this Agreement or in any certificate or document delivered to the Buyer pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date, and the Seller and the Parent shall have delivered to the Buyer a certificate to that effect.
     .2.2. Compliance with Covenants. The Seller and the Parent shall have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Seller and the Parent shall have delivered to the Buyer a certificate to that effect.
     .2.3. Consents. The Buyer shall have received copies of consents and other documents, including but not limited to consents set forth on Schedule 5.01(c) of the Seller Disclosure Schedule, reasonably satisfactory to the Buyer evidencing the release of any and all Liens on the Assets and the consent by all holders of continuing indebtedness of the Seller (including holders of indebtedness of the Parent for which the Seller has provided guarantees or other similar support or security) for the sale, transfer and assignment of the Assets to the Buyer, and such consents and other documents shall be in full force and effect.
     .2.4. Solvency Certificate. The Buyer shall have received a certificate, dated the Closing Date, and signed by the Chief Executive Officer and Chief Financial Officer of the Seller, in form and substance reasonably satisfactory to the Buyer, together with such other evidence reasonably requested by the Buyer, confirming that the Seller shall not be rendered insolvent after giving effect to the Contemplated Transactions.

     .2.5. Oncall Staffing Termination Agreement. The Buyer shall have received
(i) executed copies of a termination agreement and any other ancillary agreements (collectively, the "Oncall Termination Agreements") related to the termination of the franchise operations of the Business of Oncall Staffing, Inc. ("Oncall"), and other documentation, all in form and substance satisfactory to the Buyer and (ii) a certification by the Seller that all the transactions contemplated under the Oncall Termination Agreements have been consummated in compliance with the terms thereof (without giving effect to any amendment, waiver or supplement to such agreements without the written consent of the Buyer).
     .2.6. Employees.
     (a) The employment agreements entered into between each of Dominic DiCorcia and Peter O'Keeffe (each, a "Key Employee") with the Buyer, on or before the date hereof shall, as of the Closing Date, continue to be in full force and effect, shall not have been otherwise terminated, and the Key Employees shall not be in breach of such employment agreements.
     (b) The Seller shall have delivered to each of Eileen Nash, Ken Dixon and Bruce Arbiblit (each, a "Line Manager"), the Buyer's written offer of employment in the form previously furnished to the Seller, and shall have cooperated with the Buyer in its efforts to hire such Line Manager, and such Line Manager shall have accepted in writing employment with the Buyer as of the Closing Date, such acceptance not having been rescinded or otherwise terminated on or prior to the Closing Date.
     (c) Each Line Manager shall have executed and delivered confidentiality agreements and noncompete agreements for the benefit of the Buyer, in form and substance reasonably acceptable to the Buyer, and such confidentiality agreement and noncompete agreements shall be in full force and effect as of the Closing Date.
     (d) It is specifically understood, acknowledged and agreed by the parties hereto (x) that the obligations of the Seller in this Section 5.01(b) and in any other provision of this Agreement are not intended to be for the benefit of any Key Employee, Line Manager or Healthcare Employee, their beneficiaries or any third party and (y) that the Buyer's employment of any Key Employee, Line Manager or Healthcare Employee is an "at-will" employment arrangement.
     .2.7. Assignment of Contracts. The Seller shall have obtained all the authorizations, consents, waivers and approvals required in connection with the valid and binding assignment of those Contracts to be assigned to the Buyer pursuant to this Agreement and set forth in Schedule 3.01(h) of the Seller Disclosure Schedule that are Active Contracts that (i) account for at least $25,549,376.20 of Seller's revenues in the aggregate during the prior 12-month period ending on February 28, 2005 and (ii) are listed on Schedule 3.01(h) of the Seller Disclosure Schedule as a contract under which the Seller has an actively working foreign trained healthcare employee. An "Active Contract" is any written Contract with a third party under which the Seller has invoiced such third party within ninety (90) days of the date hereof and has an actively working Healthcare Employee; provided, that, it shall be sufficient for purposes of satisfying the requirement for a written Contract with respect to New York City Health and Hospitals Corporation ("HHC") that HHC shall have executed and delivered to the Buyer the consent attached as Exhibit E hereto.

     .2.8. Ancillary Documents. The Seller shall have executed and delivered the Ancillary Documents to which it is a party, and the Ancillary Documents shall be in full force and effect as of the Closing Date
     .2.9. Escrow Agreement. The Seller shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing Date.
     .2.10. Supporting Documents. On or prior to the Closing Date, the Buyer and its counsel shall have received copies of the following supporting documents:
     (a) (A) copies of the certificate of incorporation of each of the Seller and Parent and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, (B) a certificate of said Secretary dated as of a recent date as to the good standing of each of the Seller and Parent and listing all documents of the Seller and Parent on file with said Secretary and (C) a tax certificate of the tax authority of the State of Delaware dated as of a recent date as to the good standing of each of the Seller and Parent; and
     (b) a certificate of the secretary of each of the Seller and the Parent dated as of the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the certificate of incorporation of such person as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of such person authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Documents; (C) that the certificate of incorporation of such person has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(B) above; and
(D) as to the incumbency and specimen signature of each officer of such person executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certification by another officer of such person as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).
     .2.11. No Material Adverse Change. There shall not have occurred, since the date hereof until the Closing Date, any material adverse change (i) in the financial condition or results of operations or prospects of the Business or
(ii) in the ability of the Seller to conduct the Business in a manner consistent with past practice, and the Seller and the Parent shall have so certified to the Buyer in writing.
     .2.12. Change of Name. On or before the Closing Date, the Seller, Parent and any other subsidiary of the Parent shall amend its certificate of incorporation and take all other action necessary to change its name or any name under which the Business has been operated to one sufficiently dissimilar to names being used in the operation of the Business to avoid confusion, as determined by the Buyer in its reasonable judgment. Such changes shall specifically include, but shall not be limited to, the termination of all "doing business as" (d/b/a) filings or other common usage of the names "ATC Staffing Services" and "All Care" and all variations thereof.
     .2.13. All Proceedings To Be Satisfactory. All proceedings to be taken by the Seller in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and their counsel, and the Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

     .2.14. Consents and Regulatory Approvals. The Buyer shall have been furnished with the written consents, permits, licenses, authorizations and approvals in forms acceptable to the Buyer of any and all persons, including without limitation government agencies, authorities and third parties (other than third party consents related to the assignment of Contracts pursuant to
Section 5.01(f) hereof), required to be obtained prior to the consummation of the transactions contemplated hereby and required to be obtained in order that the Buyer may conduct the Business immediately following the Closing Date.
     (c) Conditions Precedent to Obligations of the Seller. The obligations of the Seller under this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions (any of which may be waived in writing by the Seller, in whole or in part):
     .3.1. Accuracy of Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement or in any certificate or document delivered to the Seller pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date, and the Buyer shall have delivered to the Seller a certificate to such effect.
     .3.2. Ancillary Documents. The Buyer shall have executed and delivered the Ancillary Documents to which it is a party, and the Ancillary Documents shall be in full force and effect as of the Closing Date.
     .3.3. Escrow Agreement. The Buyer shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing Date.
     .3.4. Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby.
     .3.5. Consents and Regulatory Approvals. The Buyer shall have been furnished with the written consents, permits, licenses, authorizations and approvals of any and all persons, including without limitation government agencies, authorities and third parties, required to be obtained prior to the consummation of the transactions contemplated hereby and required to be obtained in order that Buyer may conduct the Business immediately following the Closing Date.

ITEM
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     (b) Survival of Representations and Warranties. The representations, warranties and covenants made by any party hereto in this Agreement or in any certificate or other Ancilliary Document delivered in connection with the Closing, shall survive until the date that is two (2) years following the Closing; provided, that all representations and warranties relating to due organization and due authorization, execution and delivery and Sections 4.02, 4.03, 4.04(a), (b), and (d), 4.06, 4.07, 4.10 and 4.11 shall survive Closing indefinitely; provided further, that the provisions set forth in Sections 4.04(c), 4.05, and 4.14 shall survive until the last day that each such covenant or agreement is to be performed. The Buyer's and the Seller's rights to make claims with respect to any covenant, representation or warranty shall expire on the expiration of such covenant, representation or warranty.

     (c) Tax Indemnity. .3.1. The Seller and the Parent jointly and severally agree to indemnify, defend and hold the Buyer harmless from and against:
     (a) any and all Taxes incurred by, imposed upon or attributable to the Seller, for all periods (or portions thereof) ending on or prior to the Closing Date, including reasonable legal fees and expenses incurred by any party hereto and relating to such Taxes; and
     (b) any and all Taxes incurred by, imposed upon or attributable to the Seller or the Buyer, arising out of the consummation of any of the transactions contemplated hereby, including reasonable legal fees and expenses incurred by any party hereto and relating to such Taxes.
     .3.2. For purposes of this Section 6.02, any interest, penalty or additional charge included in Taxes shall be deemed to be a Tax for the period to which the item or event giving rise to such interest, penalty or additional charge is attributable, and not a Tax for the period during which such interest, penalty or additional charge accrues.
     .3.3. The indemnity provided for in this Section 6.02 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation, including any extensions thereof, for the Taxes referred to herein and any Taxes, legal fees and expenses subject to indemnification under this Section 6.02 shall not be subject to indemnification under Section 6.03.
     (d) General Indemnity. .4.1. Subject to the terms and conditions of this
Article VI, the Seller and the Parent jointly and severally agree to indemnify, defend and hold the Buyer, its subsidiaries and affiliates and their respective officers, directors, employees, agents and representatives (collectively, the "Buyer Group") harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by the Buyer Group by reason of or resulting from:
     (a) a breach of any representation, warranty or covenant of the Seller or Parent contained in or made pursuant to this Agreement or made in any certificate delivered to the Buyer from or on behalf of the Seller or Parent pursuant to the terms of this Agreement;
     (b) any liabilities or obligations of, or claims against or imposed on the Seller or the Parent (whether absolute, accrued, contingent or otherwise and whether a contractual, or any other type of liability, obligation or claim) not assumed by the Buyer pursuant to this Agreement;
     (c) the Oncall Termination Agreements and the transactions contemplated therein; and
     (d) any liabilities or obligations (whether absolute, accrued, contingent or otherwise, including attorney's fees and disbursements) in respect of (A) any of the actions, suits or proceedings or threatened actions, suits or proceedings described in Schedule 3.01(j) of the Seller Disclosure Schedule, or (B) any action, suit or proceeding commenced after the Closing Date based upon an event occurring or a claim relating to the period on, or prior to, the Closing Date.
     .4.2. Subject to the terms and conditions of this Article VI, the Buyer hereby agrees to indemnify, defend and hold the Seller, the Parent and their respective officers, managers and employees (collectively, the "Seller Group") harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by the Seller Group, by reason of or resulting from:

     (a) a breach of any representation, warranty or covenant of the Buyer contained in or made pursuant to this Agreement;
     (b) the failure of the Buyer to pay, perform and discharge when due the liabilities and obligations assumed by the Buyer pursuant to this Agreement; and
     (c) any liabilities or obligations (whether absolute, accrued, contingent or otherwise, including attorney's fees and disbursements) relating to the Business and incurred after the Closing Date based upon an event occurring or a claim relating to the period after the Closing Date.
     (e) Right of Setoff; Escrow. In the event that amounts are owed for indemnification pursuant to this Article VI by the Seller or Parent, upon notice to Seller specifying in reasonable detail the basis therefor, the Buyer may:
     .5.1. set off such amounts against the payments owed by the Buyer to the Seller pursuant to Section 2.05, or
     .5.2. solely with respect to Damages and related costs resulting from the assertion of liability by creditors listed on Schedule 3.01(x) of the Seller's Disclosure Schedule, give notice of a claim under the Escrow Agreement in such amount. Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.
     (f) Conditions of Indemnification. The respective obligations and liabilities of the Seller Group, on the one hand, and the Buyer Group, on the other hand (the "indemnifying party"), to the other (the "party to be indemnified") under Sections 6.02 and 6.03 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:
     .6.1. within 20 days after receipt of notice of commencement of any action or the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;
     .6.2. in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof, provided that the indemnifying party shall be given at least 15 days prior written notice of the effectiveness of any such proposed settlement or compromise;
     .6.3. anything in this Section 6.05 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnifying party other than as a result of money damages or other money payments, or (ii) if the settlement involves only the payment of money damages or other money payments and the indemnified party does not inform the indemnifying parting in writing within 15 days after receipt of written notice, with such notice specifying in detail the nature of the claim and payments to be made, that the indemnified party objects to the settlement because the indemnified party's business and operations will be materially jeopardized or impaired as a result of the settlement, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim, but
(iii) in the case of a settlement under clauses (i) or (ii) herein, the indemnifying party shall not, without the prior written consent of the party to be indemnified, which consent shall not be unreasonably withheld, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the party to be indemnified a release from all liability in respect of such claim; and

     .6.4. in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.
     (g) Limitations of Liability of Seller and Parent. Seller and Parent shall have no liability with respect to claims under Section 6.03(a)(i) until the total of all Damages with respect to such matters exceeds $100,000. However, this Section 6.05 will not apply to claims under Sections 6.03(a)(ii) through
(iv) or to matters arising in respect of Sections 3.01(i), (m), (q), (s), (w),
(x) or (y), or to any breach of Seller's or Parent's representations and warranties of which the Seller or Parent had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Seller or Parent of any covenant or obligation, and Seller and Parent jointly and severally will be liable for all Damages with respect to such breaches by the Seller or Parent.
     (h) Limitations of Liability of Buyer. The Buyer shall have no liability with respect to claims under Section 6.03(b)(i) until the total of all Damages with respect to such matters exceeds $100,000. However, this Section 6.06 will not apply to claims under Sections 6.03(b)(ii) and (iii), or to matters arising in respect of Section 3.02(f) or to any breach of Buyer's representations and warranties of which Buyer had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such breaches by the Buyer.
     (i) Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against the other parties hereto.

ITEM
TERMINATION

     (b) Termination. This Agreement may be terminated at any time prior to the Closing on the Closing Date:

     .2.1. by the mutual consent of the Seller and the Buyer; or .2.2. by the Buyer, on the one hand, or the Seller, on the other hand, if the Closing shall not have occurred on or before April 26, 2005 (the "Termination Date"), or such later date as may be agreed upon by the parties hereto, provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party (a "Defaulting Party") whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date. If the Closing shall not have occurred, or this Agreement shall not have been terminated in accordance with this Section 7.01, by May 3, 2005, this Agreement shall automatically terminate on said date, provided, however, that such termination shall not affect the liability hereunder of any Defaulting Party.

     (c) Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 7.01 above, written notice thereof shall forthwith be given to the other parties to this Agreement (other than in the event of an automatic termination as provided in such Section) and this Agreement (except for this Section and Sections 7.01 and 8.03, which shall continue) shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in this Agreement:

     .3.1. the parties hereto will promptly redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;
     .3.2. no party shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement except as provided in this
Article VII; and
     .3.3. proprietary information will be held in confidence and all records and documentation previously delivered by the Seller to the Buyer will be returned to the Seller.

ITEM
MISCELLANEOUS

     (b) Specific Performance. The Seller acknowledges that the acquisition of the Assets is a vital, necessary and unique part of the Buyer's strategic plan and that any breach of this Agreement by the Seller could not be adequately compensated by monetary damages. Accordingly, if the Seller breaches its respective obligations under this Agreement, the Buyer shall be entitled, in addition to any other remedies that it may have, to enforcement of this Agreement by a decree of specific performance requiring the Seller to fulfill its respective obligations under this Agreement.

     (c) Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with any applicable bulk transfer laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated hereby.

     (d) Expenses, Etc. .4.1. All costs and expenses, including fees and disbursements of counsel, advisors, accountants and consultants, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the closing of the transactions contemplated hereby (collectively, "Expenses"), shall be paid by the party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated.

     .4.2. The Seller, on the one hand, and the Buyer, on the other hand, will indemnify the other and hold it or them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

     (e) Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (f) Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed by registered or certified mail postage prepaid, as follows:

     If to the Parent or Seller, to it at:

               ATC Staffing Services, Inc.
               1983 Marcus Avenue, Suite E122
               Lake Success, NY 11042
               Attention: Andrew Reiben, CFO
               Facsimile: 516-750-1754

     with a copy to:

               ATC Healthcare, Inc.
               1983 Marcus Avenue, Suite E122
               Lake Success, NY 11042
               Attention: David Savitsky, President
               Facsimile: 516-750-1754

     and

               DKW Law Group LLC
               600 Grant Street, 58th Floor
               Pittsburgh, PA  15219
               Attention: David Hirsch
               Facsimile: 412-355-2609

     If to the Buyer, to it at:

               Onward Healthcare, Inc.
               20 Glover Avenue
               Norwalk, CT 06850
               Attention:  Kevin C. Clark
               Facsimile: (800) 970-5001

     with a copy to:

               Ropes & Gray LLP
               45 Rockefeller Plaza
               New York, NY 10111-0087
               Attention: Othon A. Prounis
               Facsimile: 212-841-5725

or such other address or addresses as such party shall have designated by notice to the other parties in writing.

     (g) Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing the Buyer and Seller may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

     (h) Entire Agreement. This Agreement, its Exhibits and the Sellers Disclosure Schedule including, without limitation, the Ancillary Documents and the documents executed on the Closing Date in connection herewith among the Seller and the Buyer, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     (i) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     (j) Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     (k) Assignment. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, except, in the case of the Buyer, (i) to any person who shall acquire substantially all of the assets of the Buyer or a majority of the voting securities of the Buyer, whether pursuant to a merger, consolidation, sale of stock or otherwise, or (ii) to or for the benefit of any person holding a financial obligation of the Buyer issued in connection with a financing or in connection with any renewal, extension, modification, amendment, refinancing, refunding or replacement of any such financial obligation.

     (l) Interpretation. For purposes of this Agreement, (i) a party shall be deemed to have "knowledge" of a particular fact or matter if (A) in the case of the Seller or Parent, any of Steven Savitsky, David Savitsky, Andrew Reiben or Dominic DiCorcia have actual knowledge of such fact or matter and (B) in the case of the Buyer, any of Kevin C. Clark or David Tamburri have actual knowledge of such fact or matter or (ii) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation.


                           [Signature Pages to Follow]

     IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

                                                     The Buyer:
                                                     ----------

                                                     ONWARD HEALTHCARE, INC.

                                                     By: /s/ Kevin C. Clark
                                                         -----------------------
                                                         Name: Kevin Clark
                                                         Title: CEO

                                                     The Seller:
                                                     ----------

                                                     ATC STAFFING SERVICES, INC.

                                                     By: /s/ David Savitsky
                                                         -----------------------
                                                         Name: David Savitsky
                                                         Title: CEO

                                                     The Parent:
                                                     -----------
                                                     ATC HEALTHCARE, INC.

                                                     By: /s/ David Savitsky
                                                         -----------------------
                                                         Name: David Savitsky
                                                         Title: CEO